Exhibit 2.2
EXECUTION VERSION
EXCHANGE RATE CALCULATION AGENCY AGREEMENT
BETWEEN
BANCO MACRO S.A.
AND
HSBC BANK ARGENTINA, S.A.
DATED AS OF June 7, 2007
     Banco Macro S.A. (the “Company”), a corporation (sociédad anónima) incorporated under the laws of Argentina, proposes to appoint an agent to calculate the Applicable Exchange Rate with respect to the US$100,000,000 10.750% Argentine Peso-Linked Notes Due 2012 (the “Notes”). Terms used but not defined herein shall have the meanings assigned to them in the Indenture dated as of December 18, 2006, among the Company, HSBC Bank USA, National Association, as trustee (the “Trustee”), co-registrar, principal paying agent and transfer agent, and HSBC Bank Argentina S.A. (“HSBC”), as registrar, paying agent, transfer agent and representative of the Trustee in Argentina.
     For the purpose of appointing an agent to calculate the Applicable Exchange Rate (as defined below) with respect to the Notes, the Company and HSBC agree as follows:
     1. Upon the terms and subject to the conditions contained herein and in the Notes, the Company hereby appoints HSBC as its agent (in such capacity, the “Calculation Agent”).
     2. For the purposes of this Exchange Rate Calculation Agency Agreement, “Applicable Exchange Rate” means the ARS Industry Survey Rate, or any successor rate, published by EMTA, Inc. on a daily basis on its web page (https://emta.org or any successor web page) (the “EMTA Exchange Rate”). In the event that the EMTA Exchange Rate is not available, the Applicable Exchange Rate will be the average offer exchange rate for the conversion of Argentine pesos into U.S. dollars published by the following banks in Argentina, at 3:00 p.m., Buenos Aires time, as calculated by the Exchange Rate Calculation Agent: Banco Santander Río S.A.; BBVA Banco Francés S.A.; The Branch of Citibank, N.A., in Argentina; Deutsche Bank S.A. and; HSBC Bank Argentina S.A.
     3. The Calculation Agent shall exercise due care to (i) determine the Applicable Exchange Rate with respect to the Notes in accordance with the terms of the Notes and the U.S. dollars to be paid per U.S.$100,000 principal amount under the Notes, and (ii) notify in writing the same to the Company, the Trustee, HSBC Issuer Services Common Depositary Nominee (UK) Limited, as custodian for the common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”) and any paying agent identified to it in writing as soon as practicable after each determination (and in no case no later than one Business Day prior to the applicable Payment Date).
     4. HSBC hereby accepts appointment as the Calculation Agent and agrees to perform the duties and obligations of the Calculation Agent set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Company agrees:
          (a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Company for all services rendered under this Agreement, and the Company shall pay such compensation and shall reimburse the Calculation Agent for the reasonable and documented out-of-pocket expenses, disbursements and advances (including attorney’s fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Company shall reasonably require. The Company also agrees to indemnify the Calculation Agent, its directors, officers or employees for, and to hold it harmless against, any and all actions, judgments, costs, loss, liability, damage, claim and documented expense (including documented legal fees and expenses) (together, “Losses”) relating to or arising out of actions or omissions to act under this Agreement, provided that the Company will not be liable for any Losses relating to or caused by the gross negligence, willful misconduct or manifest error of the Calculation Agent, its directors, officers or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate the Applicable Exchange Rate hereunder. The provisions of this Section shall survive the termination of this Agreement and/or the resignation or removal of the Calculation Agent.
          (b) In acting under this Agreement and in connection with the Notes, including specifically, but without limitation, in calculating any Applicable Exchange Rate with respect to the Notes, the Calculation Agent is acting solely in its capacity as agent on behalf of the Company and does not assume any obligations or relationship of agency or trust for or with any of the owners or holders of the Notes.
          (c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any order, written instruction, request, consent, report, notice, direction, certificate, affidavit, statement or other instrument, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.
          (d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Calculation Agent.
          (e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Company for any act or omission or act suffered by it hereunder, except in the case of its or their gross negligence or willful misconduct or manifest error and, in any event, to the extent permitted by law. No party shall be liable for any default resulting from force majeure, which shall be deemed to include any circumstances beyond the reasonable control of the party affected.
          (f) Subject to Section 3(e) above, the Calculation Agent may consult with counsel satisfactory to it.
          (g) The duties and obligations of the Calculation Agent shall be determined solely by the express provisions of this Agreement, and no implied covenants, duties or obligations shall be read into this Agreement against the Calculation Agent. Neither the Calculation Agent nor its directors, officers or employees guarantee the correctness or completeness of any data or other information furnished hereunder.
          (h) Unless herein otherwise specifically provided, any order, written instruction, consent, report, certificate, notice, request, direction or other communication from the Company made or given by it under any provision of this Agreement shall be sufficient if in writing and signed by any authorized officer of the Company.
          (i) The Calculation Agent may, upon obtaining the prior written consent of the Company, perform any duties hereunder as Calculation Agent either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder that it cannot monitor and supervise.
          (j) In no event shall the Calculation Agent be liable for any consequential, punitive or special damages.
     5. (a) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 60 days after the receipt of such notice by the Company, unless the Company, the Calculation Agent and the Trustee otherwise agree in writing. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Company and specifying such removal and the date when it is intended to become effective, which shall be at least 60 days after the date of notice and shall not be less than 45 days prior to the next interest payment date. No resignation or removal by either the Calculation Agent or the Company, respectively, shall become effective prior to the date of the appointment by the Company of a successor Calculation Agent as provided in Section 4(b) hereof; provided however, that if the Calculation Agent fails to duly calculate any Applicable Exchange Rate with respect to the Notes, in the manner provided herein at any time when so required, such removal will take effect immediately upon appointment of, and acceptance thereof by, a successor Calculation Agent, in which event notice of such appointment shall be given to the Holders of the Notes, as soon as is practicable thereafter. Such resignation or removal shall take effect upon the date of the appointment by the Company, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Company, petition a court of competent jurisdiction to appoint a successor Calculation Agent. Upon its resignation or removal, pursuant to the provisions of this section, the Calculation Agent shall be entitled to the payment by the Company of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder.
     (b) A successor Calculation Agent shall be appointed by the Company by an instrument in writing signed on behalf of the Company, the Trustee and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation

Agent hereunder. Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Trustee and the Company an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor shall thereupon become obliged to transfer and deliver any relevant records or copies thereof maintained by such predecessor Calculation Agent in connection with the performance of its obligations hereunder.
          (c) Any company into which the Calculation Agent may be merged, converted or consolidated, or any company resulting from any merger, conversion or consolidation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, provided that it be a financial institution with an established place of business in the City of New York, the City of Buenos Aires or London, become the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice in writing of any such merger, conversion, consolidation or sale shall forthwith be given to the Company and the Trustee.
     6. Any notice required to be given hereunder shall be delivered in person, sent by letter or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter or by telecopy), in the case of the Company, to Sarmiento 447, (C1041AA1), Buenos Aires, Argentina, Attention: Roberto Eilbaum, in the case of HSBC, to Av. de Mayo 701, Piso 23, Buenos Aires, C1084AAC, Argentina, telecopy: (54-11) 4344-3354, in the case of the Trustee, to 452 Fifth Avenue, New York, NY 10018, telecopy: (1-212) 525-1300, Attention: Issuer Services, and, in the case of the Common Depositary, to HSBC Bank Plc, 8 Canada Square, London, E14 5HQ, UK, telecopy: (44-20) 7260-8086, Attention: Jatinder Dhaliwal, or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by telephone, telecopy or letter shall be deemed to be received. Any notice hereunder given by telecopy or telex shall be deemed to have been given at the earlier of (i) receipt confirmed in writing by addressee or (ii) confirmation copy of telecopy received by addressee which shall be deemed to have been given when a confirmed answerback is received at the end of transmission and addressee has received a telephone call from addressor.
     7. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          (b) The Company hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, Borough of Manhattan, with respect to any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall be deemed to limit the ability of the Calculation Agent to bring suit against the Company in any other jurisdiction. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any objection based on place of residence or domicile. The Company hereby waives the right to trial by jury.
          (c) The Company irrevocably appoints CT Corporation Systems, with an office in New York City at 111 Eighth Avenue, New York, New York 10011, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City. The Company agrees that service of process in respect of it upon such agent, together with written notice of such service, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Company agrees that the failure of such agent to give notice to it of any such service of process shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, the Company agrees to designate a new agent in New York City, on the terms and for the purposes of this Agreement. Nothing herein shall in any way be deemed to limit the ability to serve any such legal process in any other manner permitted by law or to obtain jurisdiction over the Company or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
          (d) To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by law, such immunity in respect of its obligations hereunder.
     8. This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.
     9. Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof. The terms “successors” and “assigns” shall not include any purchasers of any Notes merely because of such purchase.
     10. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.
     11. This Agreement may be amended by an instrument in writing executed and delivered by each of the parities hereto.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HSBC BANK ARGENTINA S.A.
By:	/s/ Florencia Perotti
Title: Attorney-in-fact

By:	/s/ Fernando Ares
Title: Attorney-in-fact

BANCO MACRO S.A.
By:	/s/ Robert J. Eilbaum
Title: Director